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                                                                    Exhibit 23.1


                              ACCOUNTANTS' CONSENT


We have issued our report dated July 25, 1997, accompanying the balance sheets of The Home Loan Savings Bank as of June 30, 1997 and 1996, and the related statements of income, members' equity and cash flows for each of the three years in the period ended June 30, 1997, included in the Forms AC and S-1 to be filed with the Office of Thrift Supervision and Securities and Exchange Commission on or about December 16, 1997. We consent to the use of our report and our name as it appears in the Prospectus under the caption "Expert".



                                        Crowe, Chizek and Company LLP

Columbus, Ohio
December 16, 1997